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                                                                    EXHIBIT 4.27

                         TWELFTH SUPPLEMENTAL INDENTURE

          SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of February 28, 2002, among Von Hoffmann Corporation, a Delaware corporation (formerly known as Von Hoffmann Press, Inc., the "Company"), Precision Offset Printing Company, Inc., a Delaware corporation, and HSBC Bank (formerly Marine Midland Bank), as trustee under the indenture referred to below (the "Trustee"). Capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Indenture (as defined below).

                               W I T N E S S E T H

          WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as supplemented from time to time, the "Indenture"), dated as of May 22, 1997, providing for the issuance of an aggregate principal amount of $100,000,000 of 10-3/8% Senior Subordinated Notes due 2007 (the "Notes");

          WHEREAS, Precision Offset Printing Company, Inc., a Pennsylvania corporation ("POP Pennsylvania"), executed and delivered to the Trustee the Ninth Supplemental Indenture, dated as of March 30, 2000, pursuant to which POP Pennsylvania became a Guarantor under the Indenture;

          WHEREAS, on February 28, 2002, POP Pennsylvania merged with and into Precision Offset Printing Company, Inc., a Delaware corporation and, prior to such merger, a wholly-owned subsidiary of POP Pennsylvania ("POP Delaware"), with POP Delaware as the surviving corporation of such merger;

          WHEREAS, Article 11 of the Indenture provides that under certain circumstances the Company may or must cause certain of its subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such subsidiaries shall unconditionally guarantee all of the Company's Obligations under the Notes pursuant to a Notes Guarantee on the terms and conditions set forth herein; and

          WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, POP Delaware and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

          1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

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          2.   AGREEMENT TO NOTES GUARANTEE. POP Delaware hereby agrees to assume all of the Obligations of POP Pennsylvania as a Guarantor and, as such, agrees, jointly and severally with all other Guarantors, to guarantee the Company's Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture.

          3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, shareholder or agent of any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, any Notes Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

          4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

          5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

          6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

          7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the correctness of the recitals of fact contained herein, all of which recitals are made solely by the Company and POP Delaware.

                      [signatures appear on following page]

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          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed and attested, all as of the date first above written.

                                     VON HOFFMANN CORPORATION
                                     (formerly known as Von Hoffmann
                                     Press, Inc.)


                                     By: /s/ Robert S. Mathews
                                        -------------------------------
                                     Name:  Robert S. Mathews
                                     Title: President


                                     PRECISION OFFSET PRINTING
                                     COMPANY, INC.


                                     By: /s/ Peter C. Mitchell
                                        -------------------------------
                                     Name:  Peter C. Mitchell
                                     Title: Executive Vice President and Chief
                                             Financial Officer


                                     HSBC BANK,
                                      as Trustee


                                     By: /s/ Frank J. Godino
                                        -------------------------------
                                     Name:  Frank J. Godino
                                     Title: Vice President

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